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                                                                     Exhibit 3.3

                           ARTICLES OF CORRECTION TO

                         ARTICLES OF INCORPORATION OF

                                 EXPEDIA, INC.


          THESE ARTICLES OF CORRECTION of the Articles of Incorporation of Expedia, Inc. (the "Corporation") are herein executed by said Corporation, pursuant to the provisions of RCW 23B.01.240, as follows:

          FIRST: The documents filed with the Secretary of State to be corrected are the Corporation's Articles of Incorporation, originally filed on August 23, 1999 (the "Articles of Incorporation").

          SECOND: Due to a typographical error in the Articles of Incorporation, Article VIII erroneously refers to the Corporation's "Class B Common Shares".

          THIRD: Article VIII of the Articles of Incorporation is therefore corrected to read as follows:

                        "SPECIAL SHAREHOLDER MEETINGS"

          Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the majority vote of the holders of Common Shares, by the Board of Directors, by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons."

          The foregoing is executed under penalty of perjury by the undersigned, who is authorized to do so on behalf of the Corporation.

          DATED this 9th day of August, 2001.

                                       Expedia, Inc.


                                       By:  /s/ Mark S. Britton
                                            ------------------------------------
                                            Mark S. Britton
                                            Sr. Vice President, General Counsel
                                            and Secretary

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